UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 1, 2001

eVISION USA.COM, INC.
(Exact name of registrant as specified in its charter)

                                                                      Colorado                                                      0-17637                                                                                 45-0411501
                                                 (State or other jurisdiction of                               (Commission File No.)                                                    (IRS Employer Identification No.)
                                                  incorporation or organization)

                                                                             1888 Sherman Street, Suite 100, Denver, CO                                                                   80203
                                                                             (Address of principal executive offices)                                                                     (Zip Code)

(303) 894-7971
(Registrant's telephone number, including area code)

Item 5. Other Events

The scheduled dividend of 7.5% on its Convertible Series B-1 Preferred Stock is to be paid. The stock portion of the dividend or 3.5% has been requested of the transfer agent. The cash portion or 4% is to be paid by Online International Limited (Online International).

Online International, one of the affiliates of eVision, in accordance with a guaranty of the payment of any cash dividends on eVision’s Convertible Series B-1 Preferred Stock through October 31, 2002, has made payment of accrued and unpaid cash dividends through April 30, 2001.

Online International made the payment as a result of eVision’s inability to make the payment under Colorado Law. Colorado law prohibits eVision from paying cash dividends when eVision has a stockholders’ deficit.

In consideration for the payment, eVision has issued Online International a five year 12% convertible debenture for $589,889.07 representing the cash dividend payment. Interest is payable every six months, and at the option of Online International payable in shares of eVision common stock. The convertible debenture is convertible at the lesser of $0.35 or the market conversion price, as defined.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                       eVISION USA.COM, INC.

Date         June 4, 2001                                                               By: /s/ Tony T. W. Chan
                                                                                                              Tony T. W. Chan
                                                                                                              Chief Operating Officer